PLS CPA, A PROFESSIONAL CORP.
t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t
t TELEPHONE (858) 722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979
t E-MAIL changgpark@gmail.com t

July 17, 2015

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7561

Re: American Home Alliance Corporation

Dear Madame or Sir

On July 14, 2015 our appointment as auditor for American Home Alliance Corporation ceased. We have read American Home Alliance Corporation's statement included under Item 4.01 of its Form 8-K dated July 17, 2015 and agree with such statements, insofar as they apply to us.

Very truly yours,

/s/  PLS CPA
PLS CPA, A Professional Corp.
San Diego, CA. 92111

Registered with the Public Company Accounting Oversight Board